Exhibit 5.1

Dentons Canada LLP
1, Place Ville Marie, Suite 3900
Montreal, QC, Canada H3B 4M7

dentons.com

January 29, 2024

VISION MARINE TECHNOLOGIES INC.

730 Boulevard du Cure-Boivin

Boisbriand, Quebec J7G 2A7

Attention: Board of Directors

Dear Sirs:

Re:	Vision Marine Technologies Inc.
Registration Statement on Form F-1

We have acted as Canadian legal counsel to Vision Marine Technologies Inc., a Quebec corporation (the "Corporation"), in connection with the Corporation's Registration Statement on Form F-1 (as amended and supplemented to date, the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Securities Act"), which relates to the proposed resale or other disposition, from time to time by selling shareholders identified therein, of up to (i) 10,000,000 of our common shares (the "Common Shares") issuable upon the conversion of 3,000 shares of the Corporation's Series A Convertible Preferred Shares (the "Series A Preferred Shares"), (ii) 2,857,142 common shares (the"Warrant Shares") issuable upon the exercise of 2,857,142 common warrants (the "Warrants") issued and sold to investors in a private placement (the "Private Placement"), (iii) 10,000,000 of Common Shares of the Corporation issuable upon the conversion of 3,000 shares of the Corporation's Series A Convertible Preferred Shares (the "Series A Preferred Shares") underlying options sold in the Private Placement and (iv) 2,857,142 Warrant Shares issuable upon the exercise of 2,857,142 Warrants underlying options sold in the Private

Placement.

This opinion letter is being furnished to the Corporation in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

This opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof. We undertake no responsibility to monitor the Corporation's future compliance with applicable laws, rules or regulations of the Commission or other governmental body. In connection with this opinion, we have reviewed and relied upon the following:

(i)	The Registration Statement including the prospectus (the "Prospectus") contained therein;

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January 29, 2024 Page 2	dentons.com

(ii)	The Corporation's Articles of Incorporation (as amended), by-laws, records of the Corporation's corporate proceedings relating to the Securities;

(iii)	The form of Purchase Agreement executed in connection with the Private Placement (the "Purchase Agreement"); and

(iv)	Such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

With respect to the foregoing documents, we have assumed:

(a)	the authenticity of all records, documents, and instruments submitted to us as originals;

(b)	the genuineness of all signatures on all agreements, instruments and other documents submitted to us;

(c)	the legal capacity and authority of all persons or entities (other than the Corporation) executing all agreements, instruments or other documents submitted to us;

(d)	the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies;

(e)	that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Corporation and other persons on which we have relied for purposes of this opinion are true and correct; and

(f)	the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Corporation).

We have also obtained from officers of the Corporation certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Our opinion is limited to law of the Province of Quebec, including all applicable provisions of the Business Corporations Act (Quebec) (the "Business Corporations Act"), and the federal laws of Canada applicable in the Province of Quebec. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that (i) Series A Preferred Shares have been duly authorized, validly issued, and, upon the payment of the consideration therefor, are fully paid and non-assessable, (ii} the Common Shares have been duly authorized, validly issued, and, upon the payment of the consideration therefor, are fully paid and non-assessable, (iii} the Warrants have been duly authorized and, when issued in accordance with and in the manner described ln the Registration Statement and the Purchase Agreement, will be validly issued, and (iv) the Warrant Shares have been duly authorized, and, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants will be validly issued, fully paid and non-assessable.

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We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the Prospectus entitled "Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Yours truly,